                                                                    Exhibit 99.1


                               AGRIBIOTECH, INC.

                    Pro Forma Combined Financial Information

                                  (Unaudited)


The following pro forma combined summary of operations combines the results of operations of AgriBioTech, Inc. ("ABT"), Oseco Inc. ("Oseco"), Allied Seed Division of Agway, Inc. ("Allied"), and other individually insignificant acquisitions since July 1, 1998 (collectively "Other Acquisitions") as if all acquisitions occurred at the beginning of the period presented. The pro forma combined summary of operations reflects known changes resulting from the acquisitions but does not reflect impacts of any changes in operations, anticipated efficiencies and synergies from consolidation.

The pro forma combined summary balance sheet as of December 31, 1998 reflects ABT's consolidated balance sheet as of December 31, 1998 combined with the balance sheet of the one Other Acquistion consummated subsequent to December 31, 1998 as if such acquisition occurred as of December 31, 1998.

The pro forma combined financial information does not purport to represent what ABT's financial position or results of operations would actually have been if such transactions had, in fact, occurred on the above dates and are not necessarily representative of any future period. The pro forma adjustments are based on preliminary estimates, available information, and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The Company is in the process of obtaining an independent assessment of the intangible assets acquired in an acquisition consummated in January 1999. The pro forma combined financial information should be read in conjunction with the historical financial statements of ABT, Oseco, and Allied included herein or previously filed with the Securities and Exchange Commission.


                                                AGRIBIOTECH, INC. ("ABT");

                                             Pro Forma Combined Summary of Operations

                                                            (Unaudited)

                                                Six months ended December 31, 1998
                                                                                     Other
                                                                                  Acquistions                       Pro Forma
                                    ABT (A)       Oseco (A)     Allied Seed (A)       (A)        Adjustments         combined
                                  ------------   ------------   --------------    ------------   -----------      -------------
Net sales                         $165,540,268     $946,770       $727,025        $6,966,313    $   (499,683)(E)    172,671,148
                                                                                                  (1,009,545)(I)
Cost of sales                      124,241,379      591,763        707,795         5,968,985        (499,683)(E)    130,103,279
                                                                                                    (906,960)(I)
                                  ------------     --------       --------        ----------    ---------------     -----------
  Gross profit                      41,298,889      355,007         19,230           997,328        (102,585)        42,567,869

Operating expenses                  46,303,214      408,125        363,815         1,730,287         496,384 (B)     48,795,975
                                                                                                     (40,790)(F)
                                                                                                    (465,060)(I)
                                  ------------     --------       --------        ----------    ---------------     -----------
    Income (loss)
      from operations               (5,004,325)     (53,118)      (344,585)         (732,959)        (93,119)        (6,228,106)

     Interest expense               (5,578,497)           -        (41,515)         (180,046)      1,033,330 (C)     (4,701,093)
                                                                                                      65,635 (I)
     Interest income                   294,939            -              -             5,819               -            300,758
     Earnings of associated entity     463,056            -              -                 -               -            463,056
     Other                             (93,655)           -             78           (62,445)              -           (156,022)
                                  ------------     --------       --------        ----------    ---------------     -----------
Other income (expense)              (4,914,157)          -         (41,437)         (236,672)      1,098,965         (4,093,301)

  Earnings (loss) before
    income taxes                    (9,918,482)     (53,118)      (386,022)         (969,631)      1,005,846        (10,321,407)

Income tax expense (benefit)            30,129            -              -                 -               -             30,129
                                  ------------     --------       --------        ----------    ---------------     -----------
  Net earnings (loss)               (9,948,611)     (53,118)      (386,022)         (969,631)      1,005,846        (10,351,536)

Discount and imputed dividends on
  preferred stock                           -             -              -                 -               -                 -
                                  ------------     --------       --------        ----------    ---------------     -----------

  Net earnings (loss) attributable
    to common stock               $ (9,948,611)    $(53,118)     $(386,022)       $ (969,631)   $  1,005,846       $(10,351,536)
                                  ============     ========      =========        ==========    ===============    ============

Shares of common stock used in
  computing  loss per share:
   Basic                            39,057,824                                                     2,426,438 (D)     41,484,262
  Diluted                           39,057,824                                                     2,426,438 (D)     41,484,262
                                  ============                                                  ===============     ===========

Net earnings (loss) per
 common share:
   Basic                          $      (0.25)                                                                    $       (.25)
  Diluted                                (0.25)                                                                            (.25)
                                  ============                                                                      ===========

                          AGRIBIOTECH, INC. ("ABT");
                       Pro Forma Combined Balance Sheet

                                  (Unaudited)

                               December 31, 1998

                                                                                                                       Pro Forma
                                                           ABT (G)        Other Acquisition (G)     Adjustments         Combined
                                                        -------------     ---------------------     -----------       ------------

       ASSETS
Current assets
    Cash and cash equivalents                            $  9,422,588          $  64,384           $         -       $  9,486,972
    Accounts receivable                                    33,181,392                  -                     -         33,181,392
    Deferred income taxes                                   1,353,285                  -                     -          1,353,285
    Inventories                                           107,558,671                  -                     -        107,558,671
    Other                                                   5,223,662             25,245                     -          5,248,907
                                                         ------------          ---------           -----------       ------------
            Total current assets                          156,739,598             89,629                     -        156,829,227
Property, plant and equipment, net                         64,521,448             80,200                     -         64,601,648
Intangible assets, net of accumulated amortization        148,597,957                  -            11,348,831  (H)   159,946,788
Investment in associated entity, at equity                  1,214,941                  -                     -          1,214,941
Other                                                       4,386,477            304,159              (617,520) (H)     4,073,116
                                                         ------------          ---------           -----------       ------------
            Total assets                                 $375,460,421          $ 473,988           $10,731,311       $386,665,720
                                                         ============          =========           ===========       ============

        LIABILITIES AND STOCKHOLDERS'  EQUITY
Current liabilities:
    Short-term debt                                      $ 68,853,848                  -                     -       $ 68,853,848
    Current installments of long-term obligations           2,775,985                  -                     -          2,775,985
    Accounts payable                                       39,803,224             12,007                     -         39,815,231
    Accrued liabilites                                      9,324,194            265,312              (213,260) (H)     9,376,246
                                                         ------------          ---------           -----------       ------------
            Total current liabilities                     120,757,251            277,319              (213,260)       120,821,310
Long-term obligations, excluding current installments      40,692,584                  -                     -         40,692,584
Deferred income taxes                                       2,324,967                  -                     -          2,324,967
                                                         ------------          ---------            ----------       ------------
            Total liabilites                              163,774,802            277,319              (213,260)       163,838,861
                                                          -----------          ---------            ----------       ------------
Stockholders'  equity:
    Preferred stock
    Common stock                                               41,208            310,000              (309,402) (H)        41,806
    Capital in excess of par value                        233,630,862                  -            11,140,642  (H)   244,771,504
    Accumulated (deficit)                                 (21,986,451)          (113,331)              113,331  (H)   (21,986,451)
                                                         ------------          ---------           -----------       ------------
            Total stockholders' equity                    211,685,619            196,669            10,944,571        222,826,859
                                                         ------------          ---------           -----------       ------------
            Total liabilities and stockholders' equity   $375,460,421          $ 473,988           $10,731,311       $386,665,720
                                                         ============          =========           ===========       ============
                                                                    -                  -                     -                  -

      See accompanying notes to pro forma combined financial information.

                               AGRIBIOTECH, INC.

               Notes to Pro Forma Combined Financial Information

                                  (Unaudited)

(A) The six months ended December 31, 1998 for ABT includes the operations of Allied from August 28, 1998 through December 31, 1998, the operations of Oseco from September 1, 1998 through December 31, 1998, and the operations of Other Acquisitions for the period from their respective acquisition dates through December 31, 1998. The amounts in the Oseco, Allied and Other Acquisitions columns include such acquisitions for periods from July 1, 1998 through their respective acquisition dates or, for the acquisition consummated after December 31, 1998, for the six month period ended December 31, 1998

(B) To reflect depreciation of property, plant and equipment and amortization of intangible assets based on market value adjustments in connection with applying purchase accounting. Intangible assets resulting from the application of purchase accounting include goodwill (amortized over 25 to 30 years, with a weighted average of 26 years) and covenants not to compete (amortized over 5 to 10 years).

(C) To adjust interest expense for the cash purchase price of the acquisitions. Interest expense was computed on the cash purchase price of $50.2 million for the periods prior to acquisition using an average interest rate of 12.68%. The pro forma interest expense was then reduced to reflect the assumption that payments required to be made in the acquisitions would be obtained through approximately $36.2 million of proceeds from the sale of the Company's common stock in private placement transactions from August 1998 through December 1998 and the balance of $14.0 million from the Company's 5% convertible debentures.

(D) To reflect the impact on average shares outstanding of shares of ABT common stock issued in connection with the acquisitions (723,072) and private placements (1,703,366) of the Company's common stock as if they had been outstanding for the entire period.

(E)  To eliminate intercompany sales and other revenue.

(F) Prospective reductions in compensation of former owners of acquired entities, employee benefits, management fees, and property rent resulting from employment agreements, property purchased directly from former owners and other contractual arrangements entered into in connection with acquisitions.

(G) The consolidated balance sheet of ABT as of December 31, 1998 includes the accounts of Oseco, Allied, and certain of the Other Acquisitions. The amounts under the Other Acquisition column reflect the accounts of the one Other Acquisition Consummated subsequent to December 31, 1998 as of December 31, 1998.

(H) To reflect the application of purchase accounting to the acquisition. The total purchase price of $11.5 million was paid through the issuance of 618,012 shares of the Company's common stock valued at approximately $11.4 million and cash of $0.1 million.

(I) To eliminate the operations of the fertilizer division of one of the other acquisitions that when purchased on August 21, 1998 was intended to be sold and was sold in December 1998.